  EXHIBIT 99.1

374Water Releases Third Quarter 2024 Results and Provides Business Update

New Management Team Advances AirSCWO Technology, Operational in City of Orlando

DURHAM, NC / ACCESSWIRE / November 13, 2024 / 374Water Inc. (Nasdaq:SCWO), a global leader in organic waste destruction technology for the municipal, federal, and industrial markets, today provides a business update and reports its financial results for the third quarter and nine months ended September 30, 2024.

Chris Gannon, President and CEO of 374Water commented: "Over the past quarter, we have continued executing on our strategic initiatives, taking major strides toward the commercialization of our AirSCWO technology to capture the expansive and growing market for destruction of organic waste, which is estimated to exceed $250 billion globally. During this period, we also completed our deployment to the City of Orlando where we are now fully operational. This deployment, coupled with our new, expanded state-of-the-art lab facilities, is providing opportunities to showcase the versatility of our technology and its effectiveness across a broad range of waste streams, which we expect will continue to expand visibility for our technology in target markets. We also recently announced further commercial-scale processing of AFFF firefighting foam. The pervasive use of AFFF in state and local fire departments, military bases, airports, refineries, and chemical plants for fire suppression and its subsequent federal and state-level bans create one of many opportunities we believe 374Water is poised to capture. Our vision remains clear and executable: to deliver a scalable solution for organic waste destruction across the municipal, federal, industrial , and TSDF sectors."

Financial Highlights

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For the three-month period ended September 30, 2024, the Company generated revenue of approximately $81,000 which compares to approximately $12,000 for the three months ending September 30, 2023, an approximate 575% increase.

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For the nine-month period ended September 30, 2024, the Company generated revenue of approximately $434,000 which compares to approximately $864,000 for the nine months ending September 30, 2023, an approximate 50% decrease.

	○	Our revenue is primarily based on progress toward completion of our sold unit and also includes service revenue from the completion of treatability studies. Costs associated with our sold unit have started to decline as we reach the end of our fabrication and testing, which have had a direct correlation to the reduced revenue recognized in this period under our percentage of completion revenue recognition method of approximately $527,000 offset by an increase in our service revenues from the completion of treatability studies of $97,000. Both factors contributed to our change in revenues during the nine-month period ended September 30, 2024, compared to the previous period.

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Total operating expenses increased from $5.2 million in the first nine months of 2023 to $7.7 million in the first nine months of 2024, driven primarily by an increase in our general and administrative expenses of approximately $730,000, an increase in our professional fees of approximately $1,058,000, and an increase in research and development expenses of $581,000.

	○	The increases in general and administrative expenses stem from our continued efforts to establish our executive team as well as the relocation of our manufacturing facility and continued commercialization and growth efforts.

	○	The increase in our professional fees are primarily non-recurring expenses related to the settlement of a legal matter and the changes in our executive leadership and board of directors that have been previously disclosed.

	○	The increase in our research and development expenses is primarily due to an increase in engineering expenses and continued efforts to commercialize our systems.
Capital Structure

•	As of September 30, 2024, we have working capital of $4.5 million and currently have no outstanding debt obligations.

•	On November 11, 2024, the Company's board of directors approved a registered offering for the sale of units consisting of common stock and the issuance of warrants. The transaction is expected to close before year-end 2024, subject to customary closing conditions for a transaction of this type.

Business Highlights

•	Peter Mandel was appointed as the Company's new General Counsel (GC). With extensive experience in corporate and securities law, public company representation, and transformative capital markets transactions, Mr. Mandel oversees the Company's legal functions while serving as a trusted adviser to the management team and Board of Directors as it scales its operations and commercializes its innovative technology.

•	The Company announced the successful deployment, commissioning and full operability of its AirSCWO system at Orlando's Iron Bridge Water Pollution Control Facility.The AirSCWO system's successful integration into Orlando's facility marks the beginning of commercial biosolids processing, showcasing the capability of 374Water's supercritical water oxidation technology to destroy waste efficiently and sustainably and reinforces our commitment to fulfilling customer contracts.

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•	The Company announced the expansion of its lab facilities, allowing it to perform demonstrations across a broad range of waste streams for customer in the municipal, federal and industrial sectors. This new space, built to Biosafety Level 1 (BSL-1) standards, enables the Company to conduct advanced research for customers on the destruction capabilities of its proprietary AirSCWO technology on a broad range of organic waste and contaminants.

•	The Company recently issued a whitepaper, found on the company's website, discussing recent commercial-scale destruction of Aqueous Film-Forming Foam (AFFF) using the Company's proprietary AirSCWO technology. AFFF, widely used throughout the firefighting industry, contains per- and polyfluoroalkyl substances (PFAS), a group of persistent and potentially hazardous chemicals that pose risks to human health and ecosystems. Testing data confirmed >99.99% of PFAS compounds destroyed within seconds.
Earnings Conference Call

Management will hold a conference call at 8:00 am Pacific Time (11:00 am Eastern Time) on Thursday, November 14, 2024, to provide a more detailed business update, discussion of quarterly results and conduct a Q&A session. Participants who wish to join the conference by telephone can access the call by dialing (Toll Free) 888-506-0062 or (International) 973-528-0011 and enter access code 974970. Participants may join the live webcast by accessing it at the webcast registration link here: https://www.webcaster4.com/Webcast/Page/3040/51523

A webcast replay will be available through November 14, 2025 on the Investors Section of the Company's website at https://374water.com/investor-presentation/

For more on AirSCWO or about our team, visit 374Water.com or follow us on LinkedIn .

About 374Water

374Water Inc. (Nasdaq:SCWO) is a global cleantech company providing innovative solutions addressing wastewater treatment and waste management issues within the municipal, federal and industrial markets. 374Water's AirSCWO technology is designed to efficiently destroy and mineralize a broad spectrum of organic non-hazardous and hazardous organic wastes producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water's AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks. 374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn .

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Cautionary Language on Forward-Looking Statements

Certain statements in this communication are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to future events or our future financial performance, including statements relating to our ability to execute on our strategic plan, our ability to process a range of waste and contaminants at scale, the anticipated benefits of our move to Orlando and our progress toward commercialization, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or our achievements or those of our industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements may be identified by the use of words like "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "project," "consider," "predict," "potential," "feel," or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While the Company believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. These and other important factors, including those discussed under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, as well as the Company's subsequent filings with the SEC, may cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Heather Crowell

ir@374water.com

Media Contact:

Christian Rizzo

Media@374water.com

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374Water Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2024 (Unaudited)	December 31, 2023
Assets
Current Assets:
Cash	$1,960,375	$10,445,404
Accounts receivable, net of allowance	288,777	64,792
Other accounts receivable	10,092	39,749
Unbilled accounts receivable	1,721,147	1,494,553
Inventory, net	1,344,327	2,276,677
Contract assets	99,245	-
Prepaid expenses	654,853	581,085
Total Current Assets	6,078,816	14,902,260

Property and equipment, net	278,786	230,971
Equipment-in-process	2,657,694	-
Intangible asset, net	1,021,971	988,029
Other assets	22,792	-
Total Long-Term Assets	3,981,243	1,219,000
Total Assets	$10,060,059	$16,121,260

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$769,455	$572,297
Accrued contract loss provision	600,000	500,000
Accrued legal settlement	-	135,000
Unearned revenue	202,768	130,000
Other liabilities	22,429	36,787
Total Current Liabilities	1,594,652	1,374,084

Stockholders' Equity
Preferred stock: 50,000,000 Convertible Series D preferred shares authorized; par value $0.0001 per share, nil issued and outstanding at September 30, 2024 and December 31, 2023, respectively	-	-
Common stock: 200,000,000 common shares authorized, par value $0.0001 per share, 133,168,049 and 132,667,107 shares outstanding at September 30, 2024 and December 31, 2023, respectively	13,315	13,266
Additional paid-in capital	32,061,727	30,684,943
Accumulated deficit	(23,612,106)	(15,953,504)
Accumulated other income	2,471	2,471
Total Stockholders' Equity	8,465,407	14,747,176
Total Liabilities & Stockholders' Equity	$10,060,059	$16,121,260

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374Water Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	September		September
	Three Months Ended		Nine Months Ended
	2024	2023	2024	2023

Revenues	$81,490	$12,290	$433,589	$863,611
Cost of revenues	42,404	178,680	703,245	944,082
Gross margin (deficit)	39,086	(166,390)	(269,656)	(80,471)

Operating Expenses
Research and development	424,579	317,573	1,526,294	945,443
Compensation and related expenses	834,952	739,181	2,264,381	2,191,061
Professional fees	499,010	117,543	1,367,702	309,398
General and administrative	1,022,284	541,697	2,534,009	1,803,691
Total Operating Expenses	2,780,825	1,715,994	7,692,386	5,249,593

Loss from Operations	(2,741,739)	(1,882,384)	(7,962,042)	(5,330,064)

Other Income
Interest income	36,626	148,834	215,438	261,660
Other income	3,296	2,119	88,002	46,053
Total Other Income	39,922	150,953	303,440	307,713
Net Loss before Income Taxes	(2,701,817)	(1,731,431)	(7,658,602)	(5,022,351)

Provision for Income Taxes	-	-	-	-

Net Loss	$(2,701,817)	$(1,731,431)	$(7,658,602)	$(5,022,351)

Net Loss per Share - Basic and Diluted	$(0.02)	$(0.01)	$(0.06)	$(0.04)

Weighted Average Common Shares Outstanding	132,997,135	132,145,497	133,307,818	129,578,743

Comprehensive loss:
Net Loss	$(2,701,817)	$(1,731,431)	$(7,658,602)	$(5,022,351)
Change in foreign currency translation	-	(7,850)	-	(2,412)
Total comprehensive loss	$(2,701,817)	$(1,739,281)	$(7,658,602)	$(5,024,763)

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374Water Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,658,602)	$(5,022,351)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	79,040	63,582
Issuance of common stock for services	373,231	-
Stock-based compensation	878,993	667,950
Change in foreign currency translation	-	(2,083)
Gain on legal settlement	(22,303)	-
Inventory reserve	50,000	-
Changes in operating assets and liabilities:
Accounts receivable	(223,985)	(16,761)
Other accounts receivable	29,657	-
Unbilled accounts receivable	(226,594)	(779,412)
Inventory	(936,934)	(249,413)
Contract assets	(99,245)	-
Prepaid expenses	(73,768)	(263,009)
Other assets	(22,792)	-
Accounts payable and accrued expenses	197,158	(1,067,555)
Accrued contract loss provision	100,000	-
Unearned revenue	72,768	(17,049)
Other liabilities	(14,358)	(13,528)
Net cash used in operating activities	(7,497,734)	(6,699,629)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(75,000)	(51,813)
Purchases of equipment-in-process	(838,410)	-
Increase in intangible assets	(85,797)	(5,724)
Proceeds from the sale of investments	-	1,963,431
Net cash (used in) provided by investing activities	(999,207)	1,905,894

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from the sale of common stock and option exercises	11,912	13,548,889
Net cash provided by financing activities	11,912	13,548,889

Net increase (decrease) in cash	(8,485,029)	8,755,154

Cash, beginning of period	10,445,404	4,046,937
Cash, end of period	$1,960,375	$12,802,091

Supplemental cash flow disclosures
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental disclosure investing and financing activities
Reclassification of inventory to equipment-in-process	$1,819,284	$-
Cashless stock option exercise	$18	$-

SOURCE: 374Water Inc.

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